UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080

Dear Stockholders:

On or about April 25, 2016, we mailed a Notice of Internet Availability of Proxy Materials or a full set of proxy materials, including a Notice of Annual Meeting of Stockholders and accompanying Proxy Statement (the “Proxy Statement”), to you for our 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”) to be held on Wednesday, June 8, 2016 at 10:00 a.m., Central Time at our principal executive offices at 8760 Clay Road, Houston, Texas 77080.

On May 15, 2016, Michael Barnes resigned from our Board of Directors and from his position as our Chairman, President and Chief Executive Officer, effective immediately. On May 16, 2016, the Board of Directors appointed Richard Kunes, a current Class II director, as our interim Chairman, President and Chief Executive Officer, effective immediately.

This supplement provides updated information with respect to the appointment of Mr. Kunes as our interim Chairman, President and Chief Executive Officer and the resulting changes to our Board of Directors and its committees and is first being distributed to stockholders on or about May 17, 2016. This supplement should be read in conjunction with the Proxy Statement and our 2015 Annual Report to Stockholders. Except as supplemented or amended by the information contained in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

We look forward to seeing you at our 2016 Annual Meeting.

By Order of the Board of Directors,

Kal Malik
Secretary

SUPPLEMENT TO PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 8, 2016

This proxy statement supplement, dated May 17, 2016 (the “Supplement”), supplements the proxy statement, dated April 25, 2016 (the “Proxy Statement”), filed with the Securities and Exchange Commission in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Francesca’s Holdings Corporation (the “Company,” “we,” “our,” or “us”) for use at our 2016 Annual Meeting of Stockholders to be held on Wednesday, June 8, 2016 at 10:00 a.m., Central Time, and any adjournment or postponement thereof (the “2016 Annual Meeting”) at our principal executive offices at 8760 Clay Road, Houston, Texas 77080.

The primary purpose of this Supplement is to provide information relating to the appointment of Richard Kunes as our interim Chairman, President and Chief Executive Officer and the resulting changes to our Board and its committees. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent the information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The information set forth in the Proxy Statement is hereby amended to reflect that on May 15, 2016, Michael Barnes resigned from our Board and from his position as our Chairman, President and Chief Executive Officer, effective immediately. On May 16, 2016, the Board appointed Richard Kunes, a current Class II director, as our interim Chairman, President and Chief Executive Officer, effective immediately.

As Mr. Barnes voluntarily resigned, he is not entitled to any severance benefits under his employment agreement with the Company. Compensation arrangements for Mr. Kunes have not yet been determined.

As a result of his appointment as our interim Chairman, President and Chief Executive Officer, Mr. Kunes is no longer independent under the rules of The NASDAQ Stock Market LLC. Accordingly, Mr. Kunes has stepped down from his position as Lead Independent Director, as a member and the chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. On May 16, 2016, the independent directors of our Board appointed Richard Emmett to serve as our Lead Independent Director, effective immediately. As our Lead Independent Director, Mr. Emmett will have the duties and responsibilities described in our Proxy Statement under “Corporate Governance — Board of Directors Leadership Structure.” Also on May 16, 2016, the Board appointed Martyn Redgrave, a current member of the Audit Committee, to serve as chairman of the Audit Committee, effective immediately. The composition of the committees of the Board otherwise remain unchanged from that disclosed in our Proxy Statement under “Corporate Governance — Committees of the Board of Directors.”

As disclosed in the Proxy Statement, Mr. Emmett and Mr. Kunes are each Class II directors of our Board with terms expiring at the Annual Meeting. Our Board previously nominated Messrs. Emmett and Kunes for election to our Board as Class II directors, to serve a term of three years expiring at our 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Our Board continues to recommend that you vote “FOR ALL” nominees for director named in the Proxy Statement.

We have set forth above certain information updating the Proxy Statement to reflect the resignation of Mr. Barnes from our Board and from his position as our Chairman, President and Chief Executive Officer and the appointment of Mr. Kunes as our interim Chairman, President and Chief Executive Officer and the resulting changes to our Board and its committees. For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please read the Proxy Statement previously made available or delivered to you.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

By Order of the Board of Directors,

Kal Malik
Secretary

May 17, 2016